Ex. 99.2

First Niagara Closes Stock Offering, Successfully Raising $115.0 Million

LOCKPORT, N.Y., Oct. 1 -- First Niagara Financial Group, Inc. (Nasdaq: FNFG) has raised $115.0 million through its previously announced public offering by issuing 8.5 million shares of common stock, including 1.1 million shares pursuant to the underwriters’ over-allotment option. The net proceeds of the offering, underwritten through Keefe, Bruyette & Woods, Inc. and Sandler O’Neill + Partners, L.P., were approximately $108.8 million.

“First Niagara’s strong capital position, solid credit quality, and superior performance have allowed us to undertake a very successful offering,” President and CEO John R. Koelmel said.  “This capital will enable us to further grow as we continue to leverage First Niagara’s competitive advantage in our stable and conservative Upstate New York markets.”

First Niagara intends to use the net proceeds from this follow-on offering to provide additional capital for the execution of its growth strategy and for general corporate purposes.

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $9.1 billion and deposits of $6.2 billion. First Niagara Bank is a full-service, community-focused bank that provides financial services to individuals, families and businesses through 114 branches and four Regional Market Centers across Upstate New York. For more information, visit www.fnfg.com.

Forward-Looking Statements
This press release contains forward-looking statements with respect to the proposed offering of common stock by First Niagara Financial Group, Inc. Forward-looking statements are generally identified by the use of words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and other similar expressions.  These forward-looking statements involve certain risks and uncertainties.  You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.

Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com